Sub-item 77D(g)

LEGG MASON PARTNERS VARIABLE EQUITY TRUST
SUPPLEMENT DATED DECEMBER 24, 2014
TO THE PROSPECTUSES AND STATEMENTS OF ADDITIONAL
INFORMATION OF CLEARBRIDGE VARIABLE APPRECIATION PORTFOLIO

Effective December 24, 2014, the following information is replaced in the Prospectus as it appears in in the section titles ?More on fund management.? of the section of the Summary Prospectus and Prospectus titled ?Principal investment strategies? are replaced with the following text:

ClearBridge Investments, LLC (?ClearBridge? or the
?subadviser?) provides the day-to-day portfolio management of the fund, except for the management of a certain portion of the fund?s cash and short term instruments.

Western Asset Management Company (?Western Asset?) manages the portion of the fund?s cash and short-term instruments allocated to it.

The following information replaces any information to the contrary in the Statement of Additional Information
(the ?SAI?) that appears in the section titled ?Investment
Practices and Risk Factors?: All references to ?Western
Asset? are amended to refer to ?Western Asset or the subadviser, as applicable.?

Effective December 24, 2014, the following information replaces any information to the contrary in the SAI that appears in the section titled ?Investment Management and Other Services: Subadvisory Arrangements?:

Western Asset manages the portion of the fund?s cash and short-term instruments allocated to it, pursuant to an agreement between the manager and Western Asset
(the ?Western Asset Agreement?).

Effective December 24, 2014 the following information replaces any information to the contrary in the SAI that appears in the section titled ?Portfolio Transactions?:

Subject to such policies as may be established by the Board from time to time, the subadviser is primarily responsible for the fund?s portfolio decisions and the placing of the fund?s portfolio transactions and Western Asset manages the portion of the fund?s cash and short-term instruments allocated to it.

The following information supplements and replaces any information to the contrary in the SAI that appears in the section titled ?Investment Management and Other
Services: Subadvisory Arrangements?:

Western Asset manages the portion of the fund?s cash and short-term instruments allocated to it, pursuant to an agreement between the manager and Western Asset (the ?Western Asset Agreement?).
The following information supplements and replaces any information to the contrary in the SAI that appears in the section titled ?Portfolio Transactions?:

..